EXHIBIT 10.1

LOCK-UP AND VOTING AGREEMENT

This LOCK-UP AND VOTING AGREEMENT (this “Agreement”) is dated as of January ____, 2009, by and between the undersigned holder (“Stockholder”) of Common Stock, par value $0.01 per share, of Zoom Technologies, Inc., a Delaware corporation (“Zoom”), and Tianjin Tong Guang Group Digital Communication Co., Ltd, a company organized under the laws of the PRC (“TCB Digital”). All capitalized terms used but not defined herein shall have the meanings assigned to them in the Share Exchange Agreement (as defined below).

WHEREAS, concurrently with the execution of this Agreement, Zoom, Zoom Telephonics, Inc., Lei Gu, Gold Lion Holding Limited and TCB Digital are entering into a Share Exchange Agreement (as such agreement may be subsequently amended or modified, the “Share Exchange Agreement”), pursuant to which the controlling stockholder of TCB Digital shall become the controlling stockholder of Zoom and TCB Digital shall become a subsidiary of Zoom;

WHEREAS, Stockholder beneficially owns and has sole or shared voting power with respect to the number of shares of Zoom Common Stock identified on Exhibit A hereto (such shares, together with all shares of Zoom Common Stock subsequently acquired by Stockholder during the term of this Agreement, including through the exercise of any stock option or other equity award, warrant or similar instrument, being referred to as the “Shares”), and holds stock options or other rights to acquire the number of shares of Zoom Common Stock identified on Exhibit A hereto; and

WHEREAS, it is a condition to the willingness of TCB Digital to enter into the Share Exchange Agreement that Stockholder execute and deliver this Agreement.

NOW, THEREFORE, in consideration of, and as a condition to, TCB Digital entering into the Share Exchange Agreement and proceeding with the transactions contemplated thereby, and in consideration of the expenses incurred and to be incurred by TCB Digital in connection therewith, Stockholder and TCB Digital agree as follows:

SECTION 1.   Restriction on Transfer.  Stockholder agrees not to offer, sell, contract to sell, assign, transfer, hypothecate, pledge or grant a security interest in, hedge or otherwise dispose of, or enter into any transaction which is designed to, or might reasonably be expected to, result in the disposition of (whether by actual disposition or effective economic disposition due to cash settlement or otherwise by Zoom or any affiliate of Zoom or any person in privity with Zoom or any affiliate of Zoom), directly or indirectly, any of the Shares from the period commencing on the date hereof and expiring on the earlier of the Closing or termination of the Share Exchange Agreement, except the following transfers shall be permitted:

(a) transfers by will or operation of law, in which case this Agreement shall bind the transferee;

(b) transfers pursuant to any pledge agreement existing on the date hereof, subject to the pledgee agreeing in writing to be bound by the terms of this Agreement;

(c) such transfers as TCB Digital may otherwise permit in its sole discretion; and

(d) sales of Shares upon the exercise of stock options to the extent necessary to pay the exercise price and taxes related to such exercise of stock options.

Any transfer or other disposition in violation of the terms of this Section 1 shall be null and void.

SECTION 2.   Agreement to Vote Shares.   Stockholder agrees that, while this Agreement is in effect, at any meeting of stockholders of Zoom, however called, or at any adjournment thereof, or in any other circumstances in which Stockholder is entitled to vote, consent or give any other approval, except as otherwise agreed to in writing in advance by TCB Digital, Stockholder shall:

(a) appear at each such meeting or otherwise cause the Shares to be counted as present thereat for purposes of calculating a quorum; and

(b) vote (or cause to be voted), in person or by proxy, all the Shares that are beneficially owned by Stockholder or as to which Stockholder has, directly or indirectly, the right to vote or direct the voting, (i) in favor of adoption and approval of the Share Exchange Agreement and the transactions contemplated thereby; (ii) against any action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of Zoom contained in the Share Exchange Agreement or of Stockholder contained in this Agreement; and (iii) against any Zoom Takeover Proposal or any other action, agreement or transaction that is intended, or could reasonably be expected, to materially impede, interfere or be inconsistent with, delay, postpone, discourage or materially and adversely affect consummation of the transactions contemplated by the Share Exchange Agreement or of this Agreement.

SECTION 3.   Irrevocable Proxy.   Subject to the last sentence of this Section 3, by execution of this Agreement, Stockholder does hereby appoint TCB Digital with full power of substitution and resubstitution, as Stockholder’s true and lawful attorney and irrevocable proxy, to the full extent of Stockholder’s rights with respect to the Shares, to vote, if Stockholder is unable to perform his or her obligations under this Agreement, each of such Shares that Stockholder shall be entitled to so vote with respect to the matters set forth in Section 2 hereof at any meeting of the stockholders of Zoom, and at any adjournment or postponement thereof, and in connection with any action of the stockholders of Zoom taken by written consent. Stockholder intends this proxy to be irrevocable and coupled with an interest hereafter until the termination of this Agreement pursuant to the terms of Section 7 hereof and hereby revokes any proxy previously granted by Stockholder with respect to the Shares. Notwithstanding anything contained herein to the contrary, this irrevocable proxy shall automatically terminate upon the termination of this Agreement.

SECTION 4.   Representations and Warranties of Stockholder.   Stockholder represents and warrants to and agrees with TCB Digital as follows:

(a) Stockholder has all requisite capacity and authority to enter into and perform his or her obligations under this Agreement.

(b) This Agreement has been duly executed and delivered by Stockholder, and assuming the due authorization, execution and delivery by TCB Digital, constitutes the valid and legally binding obligation of Stockholder enforceable against Stockholder in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

(c) The execution and delivery of this Agreement by Stockholder does not, and the performance by Stockholder of his or her obligations hereunder and the consummation by Stockholder of the transactions contemplated hereby will not, violate or conflict with, or constitute a default under, any agreement, instrument, contract or other obligation or any order, arbitration award, judgment or decree to which Stockholder is a party or by which Stockholder is bound, or, to Stockholder’s knowledge, any statute, rule or regulation to which Stockholder is subject or, in the event that Stockholder holds any of the Shares indirectly through a corporation, partnership, trust or other entity, any charter, bylaw or other organizational document of such entity; in each case, such that Stockholder would not be able to fulfill his or her obligations pursuant to this Agreement.

(d) Stockholder is the record or beneficial owner of, or is the trustee that is the record holder of, and whose beneficiaries are the beneficial owners of, and has good title to all of the Shares and options set forth on Exhibit A hereto, and the Shares and options are so owned free and clear of any liens, security interests, charges or other encumbrances except as otherwise described on Exhibit A hereto. Stockholder does not own, of record or beneficially, any shares of capital stock of Zoom other than the Shares (other than shares of capital stock subject to stock options over which Stockholder will have no voting rights until the exercise of such stock options). The Shares do not include shares over which Stockholder exercises control in a fiduciary capacity and no representation by Stockholder is made thereby pursuant to the terms hereof. Stockholder has the right to vote the Shares, and none of the Shares is subject to any voting trust or other agreement, arrangement or restriction with respect to the voting of the Shares, except as contemplated by this Agreement.

SECTION 5.   No Solicitation.   Except as otherwise expressly permitted under Section 8.7 of the Share Exchange Agreement, from and after the date hereof until the termination of this Agreement pursuant to Section 7 hereof, Stockholder, in his or her capacity as a stockholder of Zoom, shall not, nor shall such Stockholder authorize any partner, officer, director, advisor or representative of, such Stockholder or any of his or her affiliates to (and, to the extent applicable to Stockholder, such Stockholder shall use reasonable best efforts to prohibit any of his or her representatives or affiliates to), (a) initiate, solicit, or knowingly induce or encourage, or knowingly take any action to facilitate the making of, any inquiry, offer or proposal which constitutes, or could reasonably be expected to lead to, a Zoom Takeover Proposal, (b) participate in any discussions or negotiations regarding any Zoom Takeover Proposal, or furnish, or otherwise afford access, to any person (other than TCB Digital) any information or data with respect to Zoom or otherwise relating to any Zoom Takeover Proposal, (c) enter into any agreement, agreement in principle, letter of intent, memorandum of understanding or similar arrangement with respect to a Zoom Takeover Proposal, (d) solicit proxies or, solely in such Stockholder’s capacity as a stockholder, become a “participant” in a “solicitation” (as such terms are defined in Regulation 14A under the Exchange Act) with respect to a Zoom Takeover Proposal (other than the Share Exchange Agreement), (e) initiate a stockholders’ vote or action by consent of Zoom’s stockholders with respect to a Zoom Takeover Proposal, or (f) except by reason of this Agreement, become a member of a “group” (as such term is used in Section 13(d) of the Exchange Act) with respect to any voting securities of Zoom that takes any action in support of a Zoom Takeover Proposal.

SECTION 6.   Specific Performance; Remedies; Attorneys Fees.   Stockholder acknowledges that it is a condition to the willingness of TCB Digital to enter into the Share Exchange Agreement that Stockholder execute and deliver this Agreement and that it will be impossible to measure in money the damage to TCB Digital if Stockholder fails to comply with the obligations imposed by this Agreement and that, in the event of any such failure, TCB Digital will not have an adequate remedy at law or in equity. Accordingly, Stockholder agrees that injunctive relief or other equitable remedy is the appropriate remedy for any such failure and will not oppose the granting of such relief on the basis that TCB Digital has an adequate remedy at law. Stockholder further agrees that Stockholder will not seek, and agrees to waive any requirement for, the securing or posting of a bond in connection with TCB Digital’s seeking or obtaining such equitable relief. In addition, after providing written notification to Stockholder, TCB Digital shall have the right to inform any third party that TCB Digital reasonably believes to be, or to be participating with Stockholder or receiving from Stockholder assistance in violation of this Agreement, of the terms of this Agreement and of the rights of TCB Digital hereunder, and that participation by any such persons with Stockholder in activities in violation of Stockholder’s agreement with TCB Digital set forth in this Agreement may give rise to claims by TCB Digital against such third party.

SECTION 7.   Term of Agreement; Termination.   Except as otherwise provided in this Section 7, the term of this Agreement shall commence on the date hereof and shall expire upon the Closing of the Share Exchange. This Agreement may be terminated at any time prior to the Closing of the Share Exchange by the written consent of the parties hereto, and shall be automatically terminated in the event that the Share Exchange Agreement is terminated in accordance with its terms. Upon termination, no party shall have any further obligations or liabilities hereunder;

provided, however, such termination shall not relieve any party from liability for any willful breach of this Agreement prior to such termination.

SECTION 8.   Company and Transfer Agent.   Zoom is hereby authorized to disclose the existence of this Agreement to its transfer agent.  Zoom and its transfer agent are hereby authorized to decline to make any transfer of Zoom Common Stock if such transfer would constitute a violation or breach of this Agreement or the Share Exchange Agreement.

SECTION 9.   Entire Agreement; Amendments.   This Agreement supersedes all prior agreements, written or oral, among the parties hereto with respect to the subject matter hereof and contains the entire agreement among the parties with respect to the subject matter hereof. This Agreement may not be amended, supplemented or modified, and no provisions hereof may be modified or waived, except by an instrument in writing signed by each party hereto. No waiver of any provisions hereof by either party shall be deemed a waiver of any other provision hereof by any such party, nor shall any such waiver be deemed a continuing waiver of any provision hereof by such party.

SECTION 10.   Severability.   In the event that any one or more provisions of this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect, by any court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement and the parties shall use their reasonable efforts to substitute a valid, legal and enforceable provision which, insofar as practical, implements the purposes and intents of this Agreement.

SECTION 11.   Capacity as Stockholder.   The covenants contained herein shall apply to Stockholder solely in his or her capacity as a stockholder of Zoom, and no covenant contained herein shall apply to Stockholder in his or her capacity as a director, officer or employee of Zoom or in any other capacity. Nothing contained in this Agreement shall be deemed to apply to, or limit in any manner, the obligations of Stockholder to comply with his or her fiduciary duties as a director of Zoom.

SECTION 12.   Governing Law.   This Agreement shall be governed by, and interpreted in accordance with, the laws of the State of Delaware, without regard for conflict of law provisions.

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IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first written above.

TIANJIN TONG GUANG GROUP
DIGITAL COMMUNICATION CO., LTD

By:
Name:
Title:

STOCKHOLDER

EXHIBIT A

Stockholder	Shares	Options